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                                                       [LOGO OF LOCKHEED MARTIN]

                   LOCKHEED MARTIN GLOBAL TELECOMMUNICATIONS


                                                                 Exhibit (a)(20)
                                                                 ---------------

                                                           For Immediate Release
                                                           ---------------------

FEDERAL COMMUNICATIONS COMMISSION EXPECTED
TO RULE ON LOCKHEED MARTIN/COMSAT ISSUES

BETHSDA, Maryland, September 10, 1999 -- Lockheed Martin Corporation (NYSE: LMT) said today that the agenda for the September 15, 1999, commissioners' meeting of the Federal Communications Commission (FCC) includes two items related to the proposed strategic combination of Lockheed Martin and COMSAT Corporation (NYSE:
CQ).

The first concerns Lockheed Martin's applications to effect a transfer of control of a COMSAT common carrier subsidiary to a Lockheed Martin subsidiary and the designation of that Lockheed Martin subsidiary as an "authorized carrier" under the 1962 Communications Satellite Act to acquire up to 49 percent of the COMSAT common stock.

The FCC also will consider a report and order concerning whether INTELSAT should have direct access to the U.S. retail market rather than providing satellite services exclusively through COMSAT.

There can be no assurances that any actions will be taken by the FCC on these matters or whether, if actions are taken, such actions will be favorable.

The two-phase Lockheed Martin/COMSAT strategic combination was announced September 20, 1998. On August 20, 1999, COMSAT shareholders approved the proposed merger. The first phase of the combination, a cash tender offer by Lockheed Martin for up to 49 percent of the outstanding common shares of COMSAT, is scheduled to expire at 12:00 noon, New York City time, on Saturday, September 18, 1999.

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CONTACT: Charles Manor, Lockheed Martin Global Telecommunications, 301/581-2720

                                 www.lmgt.com

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See in this regard, the Corporation's filings with the SEC.  The Corporation does not undertake any obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances or changes in expectations after the date of this news release or the occurrence of anticipated events.
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